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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

       Shepherd                       Mark                            A.
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        (Last)                      (First)                        (Middle)

     332 Minnesota Street, Suite 600
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                                   (Street)

      Saint Paul                 Minnesota                            55101
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               11/22/97
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3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
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4.  Issuer Name and Ticker or Trading Symbol  Green Tree Financial Corporation
                                              ("GNT")
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Senior Vice President
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6.  If Amendment, Date of Original (Month/Day/Year)  11/25/97
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock         3,000                  (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Stock Options (1)               (2)       12/26/2005  Common Stock       40,000      $24.00            (D)
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Stock Options (1)               (3)       05/15/2006  Common Stock       30,000      $33.375           (D)
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Stock Options (1)               (4)       12/07/2006  Common Stock       30,000      $28.375(5)        (D)
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Stock Options (1)               (6)       11/22/2007  Common Stock       30,000      $33.50            (D)
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                /s/ MARK A. SHEPHERD              Dec. 1, 1997
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                        By:
                        For:

(1) Granted pursuant to the Company's 1995 Employee Stock Option Plan.
(2) Vest in 1/5 increments annually beginning one year from date of grant (12/26/95).
(3) Vest in 1/5 increments annually beginning one year from date of grant (5/15/96).
(4) Vest in 1/5 increments annually beginning one year from date of grant (12/7/96).
(5) If options are not exercised until after 12/7/2001, the price shall be $23.375.
(6) Vest in 1/5 increments annually beginning one year from date of grant (11/22/97).